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                                                                     EXHIBIT 5.1




                                 August 11, 1998

(949) 451-3800                                                     C 96182-00117


Western Digital Corporation
8105 Irvine Center Drive
Irvine, CA 92718

                  Re: Registration Statement on Form S-3 re $1,297,200,000 Zero Coupon Convertible Subordinated Debentures
                          Due 2018 and up to 19,373,682 Shares of Common
                          Stock Issuable Upon Conversion Thereof

Ladies and Gentlemen:

         We have acted as counsel to Western Digital Corporation, a Delaware corporation (the "Company"), in connection with (i) the issuance and sale by the Company of $1,297,200,000 principal amount at maturity of its Zero Coupon Convertible Subordinated Debentures Due 2018 (the "Debentures") (governed by an Indenture dated as of February 18, 1998 by and between the Company and State Street Bank and Trust Company of California, N.A. (the "Trustee"), as now or hereafter supplemented, (the "Indenture")) on February 18, 1998 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") and (ii) the filing of a Registration Statement to which this opinion is an Exhibit (the "Registration Statement") with respect to the offer and sale of the Debentures, and shares of the Company's Common Stock (par value $.01 per share) issuable upon conversion of the Debentures (the "Common Stock"), by the holders thereof (the "Selling Holders").

         We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Debentures and the




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Western Digital Corporation
August 11, 1998
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Common Stock and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion.

         We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copied documents, and, except with respect to the Company, that all individuals executing and delivering such documents were duly authorized to do so.

         We have assumed for purposed of this opinion that:

         A. the Trustee is a banking corporation with trust powers duly organized, validly existing and in good standing under the laws of California and is authorized to do business as a trustee in California;

         B. the Trustee has all requisite power and authority to accept appointment as trustee under the Indenture and to execute, deliver and perform its obligations under the Indenture and the performance by the Trustee of its obligations thereunder have been duly authorized by all necessary action by the Trustee, and do not and will not violate any provision of any law, rule or regulation of the State of California or of the federal law of the United States of America applicable to the Trustee; and

         C. the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against it in accordance with its terms.

         Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. The Debentures have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar laws affecting enforcement of creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances or transfers, preferential transfers and laws affecting distributions by corporations to stockholders, and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity, at law, in an arbitration or otherwise, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the Debentures will be entitled to the benefits of the Indenture.


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Western Digital Corporation
August 11, 1998
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         2. The shares of Common Stock to be issued upon conversion of the
Debentures have been duly authorized and reserved and, when issued upon conversion of the Debentures in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable.

         Our opinions set forth above are subject to the following additional qualifications and limitations:

         We express no opinion regarding the legality, validity, binding nature or enforceability of any provision in the Indenture relating to indemnification or contribution, or the ability to obtain specific performance or injunctive or other equitable relief as a remedy for noncompliance with the Indenture.

         The Company is a Delaware corporation. We are not admitted to practice in Delaware. However, we are generally familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of this opinion. Subject to the foregoing, this opinion is limited to Delaware, New York and federal law.

         You have informed us that the Selling Holders may sell the Debentures or the Shares from time to time on a delayed or continuous basis. This opinion is limited to the laws referred to above as in effect on the date hereof and to all facts as they presently exist.

         We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                         Very truly yours,


                                         /s/ GIBSON, DUNN & CRUTCHER LLP

                                         GIBSON, DUNN & CRUTCHER LLP

BWC/EMG/MAH/REA